Exhibit 10.7

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

WASHINGTON BANKING COMPANY dba WHIDBEY ISLAND BANK (“Employer”) and                      (“Executive”) hereby amend the Executive Employment Agreement between Employer and Executive dated                      (“Agreement”) effective immediately:

1. Paragraph 5.b shall be amended by adding the phrase “even for Good Reason” following the phrase “Executive cannot resign.”

2. The following shall be added to Section 5 of the Agreement:

(v) “Termination of Employment” as that phrase is used in this Agreement shall be defined in accordance with the regulations under Code Section 409A and shall generally mean the date on which the Executive is no longer performing services for the Company. The Executive will be deemed to have Separated from Service if it is reasonably anticipated based on the facts and circumstances that the Executive will perform no further services after a certain date or that the level of bona fide services the Executive would perform after such date would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

h. Payment of Severance Benefit. Payment of any Severance Benefit under this Section shall commence on the 60th day following the Executive’s termination of employment (as defined in accordance with Section 5(g)(v) above), provided that Executive has executed and submitted a release of claims and the statutory period during which the Executive is entitled to revoke the release of claims has expired before the 60th day following the Executive’s termination. Severance benefits will be paid thereafter on Employer’s regular salary payment schedule and shall continue until 2 years after termination of employment. The first such payment shall include payment of all amounts that would have been paid after termination of employment payments had commenced on the payroll date immediately after termination of employment. Except as provided herein, or as permitted under Code Section 409A, Severance Benefits shall be paid at regular payroll intervals and shall not be accelerated nor delayed.

i. Six Month Delay. Nothwithstanding any provision of this Agreement to the contrary, if, at the time of the Executive’s Separation from Service, the Executive is a “specified employee” (as defined in Section 409A of the Code) and the deferral of the commencement of any payments otherwise payable pursuant to this Agreement as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any benefits hereunder until the first payroll date that occurs after the date that is six (6) months following the Executive’s Separation of Service. The first such payment shall include payment of all amounts that would have been paid after termination of employment payments had commenced on the payroll date immediately after termination of employment.

3. A new Paragraph 11 shall be added to the Agreement (replacing any xisting paragraph 11) as follows and subsequent paragraphs of the Agreement shall be renumbered sequentially:

11. Legal Limitations.

Notwithstanding any provision to the contrary in this Agreement, no payment of any type or amount of compensation or benefits shall be made or owed by Employer to Executive pursuant to this Agreement or otherwise if payment of such type or amount is prohibited by, or not permitted under, or has not received any required approval under, any applicable governmental statute, regulation, rule, order (including any cease and desist order), determination, opinion or similar provision whether now in existence or hereafter adopted or imposed, including without limitation, by or under (i) any applicable governmental or provisions relating to compensation or benefits arising as a result of an investment in or assistance to Employer or an affiliate by a governmental entity, including without limitation any applicable restrictions contained in the Emergency Economic Stabilization Act of 2008, as amended by the American Reinvestment Act of 2009 (“EESA”), 31 CFR Part 30 (relating to the TARP Capital Purchase Program) or any other regulation, rule, order, guidance or agreement issued or entered into pursuant to EESA, (ii) any governmental provisions relating to indemnification by Employer or an affiliate, including without limitation any applicable prohibitions or restrictions on depository institutions and their affiliates set forth in 12 USC 1828(k) or in 12 CFR Part 359, or (iii) any governmental provisions relating to payment of golden parachutes or similar payments, including without limitation any prohibitions or restrictions on such payments by troubled institutions and companies and their affiliates set forth in 12 USC 1828(k) or in 12 CFR Part 359. Further, to the extent Employer’s performance of a future obligation for any deferred compensation, pension, retirement plan or similar benefit shall be restricted pursuant to clause (iii) above by virtue of the designation of Employer (or any affiliate of Employer) as a “troubled institution” during the term of Executive’s employment by Employer or any affiliate of Employer, such obligation shall be fully and finally discharged upon the designation of Employer (or Employer’s affiliate, as the case may be) as a “troubled institution,” whether or not such entity is later removed from such designation, unless, following the removal of such designation, a majority of the members of the board of directors of Employer shall, after such designation is removed, vote to approve such benefit wholly or in part, and in such instance, only to the extent of such approval and only as to obligations accruing after such approval.

In the event that any payment made to Executive hereunder or under any prior employment agreement or arrangement is required under any applicable governmental provision (including, without limitation, EESA, 31 CFR Part 30, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated thereunder) to be paid back to Employer, the Executive shall upon written demand from Employer promptly pay such amount back to Employer.

4. An additional subsection h shall be added to Section 13 as follows:

h. This Agreement shall be interpreted and administered consistent with the requirements of Section 409A of the Internal Revenue Code and any regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

5. All other terms of the Agreement shall remain in effect.

DATED this              day of                     , 20

EMPLOYER:	WASHINGTON BANKING COMPANY dba WHIDBEY ISLAND BANK

By:
Edward J. Wallgren
Chairman of the Joint Compensation Committee of Washington Banking Company and Whidbey Island Bank

EXECUTIVE:
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